Exhibit 5.1

December 1, 2010

Zoran Corporation

1390 Kifer Road

Sunnyvale, California 94086

Re:     Registration Statement on Form S-8 Filed by Zoran Corporation

Ladies and Gentlemen:

We have acted as counsel for Zoran Corporation, a Delaware corporation (the “Company”), in connection with the registration of 1,362,111 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”). The Shares are subject to issuance by the Company upon settlement of restricted stock units that were granted under the Microtune, Inc. 2010 Stock Plan and the Amended and Restated Microtune, Inc. 2000 Stock Plan (collectively, the “Plans”) and assumed by the Company pursuant to the Agreement and Plan of Merger, dated as of September 7, 2010, by and among the Company, Maple Acquisition Corp. (a wholly-owned subsidiary of the Company), and Microtune, Inc. (collectively, the “Assumed Awards”). In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares that may be issued or delivered by the Company upon settlement of the Assumed Awards will be, when issued or delivered in accordance with the terms of the Plans and associated award agreements, validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver the Shares upon settlement of the Assumed Awards will be in full force and effect at all times at which such Shares are issued or delivered by the Company, and the Company will take no action inconsistent with such resolutions.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares to be issued or delivered upon settlement of the Assumed Awards under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day

Jones Day